Exhibit 99.1

NEWS RELEASE

For More Information Contact:

Greg Miller, Chief Financial Officer

(408) 934-3144

gregm@calmicro.com

California Micro Devices Reports December Quarter Financial Results

Earnings per share of $0.12 exceeds guidance as revenue of $17.0 million reaches record level

MILPITAS, Calif. – Feb. 5, 2004 – California Micro Devices (NASDAQ: CAMD) today announced financial results for the third quarter of fiscal 2004, which ended December 31, 2003. Earnings per share exceeded guidance at $0.12 compared to earnings per share of $0.04 in the prior quarter and a net loss per share of $0.01 a year ago. Revenue met guidance at $17.0 million, a record level representing a 14 percent increase over the $14.9 million in the prior quarter and a 50 percent increase over the $11.3 million in the same quarter a year ago.

“I’m pleased to report sequential revenue growth across the board with our core business, which is focused on the Mobile, Computing and Consumer markets, increasing 15 percent,” said Robert V. Dickinson, president and CEO. “Revenue from our Mobile products continued to grow at a strong pace, posting a 19 percent increase over the prior quarter. We also achieved a record 147 design wins, further validating our market focus and product strategy.” Dickinson noted that bookings grew to $17.4 million, a 13 percent sequential increase and the highest level achieved since Q2 of fiscal 2001.

Guidance Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its December quarter results. Within the USA, interested parties can access the conference call by dialing (800) 218-0713. International parties may gain access by dialing (303) 262-2075. No password is necessary.

A telephone replay of the call will be available beginning today at approximately 4:00 p.m. Pacific Time and continuing for one year. To access this recording from within the USA, please dial (800) 405-2236 and enter the conference pass code 566000. International callers may gain access by dialing (303) 590-3000 and entering the same pass code.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the Mobile, Computing, and Consumer Electronics markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include that our results validate our market focus and product strategy. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, our unit sales continuing at current levels or growing due to growth in or our increased penetration of our target markets, competitive pressures not eroding our prices, and our contract manufacturer continuing to produce quality product in a timely manner, as well as other risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Balance Sheets

(amounts in thousands)

	December 31, 2003	March 31, 2003*
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$16,647	$4,513
Accounts receivable, net	6,097	5,281
Inventories	5,407	3,577
Prepaids and other current assets	692	652

Total current assets	28,843	14,023

Property, plant and equipment, net	7,469	10,087
Restricted cash	1,202	880
Other long-term assets	408	415

Total assets	$37,922	$25,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,249	$3,195
Accrued liabilities	3,770	2,631
Deferred margin on shipments to distributors	1,719	1,873
Current maturities of long-term debt and capital lease obligations	1,666	1,603

Total current liabilities	12,404	9,302
Long-term debt and capital lease obligations, less current maturities	7,167	8,308
Other long-term liabilities	35	—

Total liabilities	19,606	17,610

Shareholders’ equity:
Common stock	82,774	74,240
Accumulated deficit	(64,458)	(66,445)

Total shareholders’ equity	18,316	7,795

Total liabilities and shareholders’ equity	$37,922	$25,405

*	Derived from audited financial statements.

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Statements of Operations

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net sales	$16,957	$11,284	$43,723	$31,413

Costs and expenses:
Cost of sales	9,766	7,984	28,908	23,451
Research and development	1,220	923	3,263	2,699
Selling, general and administrative	3,195	2,452	8,863	7,619
Special charges	—	(193)	—	(193)

Total costs and expenses	14,181	11,166	41,034	33,576

Operating income (loss)	2,776	118	2,689	(2,163)
Other expense, net	210	282	661	788

Income (loss) before income taxes	2,566	(164)	2,028	(2,951)

Income taxes	41	—	41	—

Net income (loss)	$2,525	$(164)	$1,987	$(2,951)

Net income (loss) per share:
Basic	$0.13	$(0.01)	$0.11	$(0.21)

Diluted	$0.12	$(0.01)	$0.11	$(0.21)

Weighted average common shares outstanding:
Basic	19,107	14,871	17,545	14,337

Diluted	20,731	14,871	18,203	14,337